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                                                                Exhibit (m)(iii)

                                DISTRIBUTION PLAN
                                       OF
                          SPIRIT OF AMERICA VALUE FUND

     The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by Spirit of America Investment Fund, Inc. (the "Company") for shares of Spirit of America Value Fund (the "Fund"). The Plan has been approved by a majority of the Company's Board of Directors, including a majority of the directors who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Plan (the "non-interested directors"), cast in person at a meeting called for the purpose of voting on such Plan.

     In reviewing the Plan, the Board of Directors determined that the adoption of the Plan would be prudent and in the best interests of the Fund and its shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders. The Plan has also been approved by a vote of the sole initial shareholder of the Fund.

     The Provisions of the Plan are:

     1. Shares of the Fund shall compensate the Adviser and Distributor or others for all expenses incurred by such parties in the promotion and distribution of shares of the Fund, including but not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparation of sales literature and related expenses, advertisements, and other distribution-related expenses, as well as any distribution or service fees paid to securities dealers or others who have executed a servicing agreement with the Company on behalf of shares of the Fund or the Distributor, which form of agreement has been approved by the directors, including the non-interested directors. The monies to be paid pursuant to any such servicing agreement shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with the purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the Fund on behalf of customers; forwarding certain shareholder communications from the Company to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in the Fund.

     2. The maximum aggregate amount which may be compensated by shares of the Fund to such parties pursuant to paragraph 1 shall be 0.30% per annum of the average daily net assets of Fund shares.

     3. The Adviser and the Distributor shall collect and monitor the documentation of payments made under paragraph 1, and shall furnish to the Board of Directors of the Company, for their review, on a quarterly basis, a written report of the monies compensated to them and others under the Plan as to the Fund's shares, and shall furnish the Board of Directors of the Company with such other information as the Board may reasonably request in connection with the payments made under the Plan as to the Fund's shares in order to enable the Board to make an informed determination of whether the Plan should be continued.

     4. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by the Company's Board of Directors, including the non-interested directors, cast in person at a meeting called for the purpose of voting on the Plan. Such non-interested directors must comprise a majority of the Board of Directors of the Company and those non-interested directors shall select and nominate any other non-interested directors of the Company. Additionally, any person who acts as legal counsel for the non-interested directors of the Company is an independent legal counsel as defined in Rule 0-1(a)(6) under the Act.

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Distribution Plan - Spirit of America Investment Fund. Inc.               Page 1

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     5.  The Plan, or any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of the Fund, or by vote of a majority of the non-interested directors, on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the management agreement between the Company and the Adviser.

     6. The Plan and any agreements entered into pursuant to this Plan may not be amended to increase materially the amount to be spent by the Fund's shares for distribution pursuant to Paragraph 1 hereof without approval by a majority of the Fund's outstanding voting securities.

     7. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by the non-interested directors cast in person at a meeting called for the purpose of voting on any such amendment.

     8. So long as the Plan is in effect, the selection and nomination of the Company's non-interested directors shall be committed to the discretion of such non-interested directors.

     9.  This Plan shall take effect on the 12th day of June, 2002.

         This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Company, the Adviser and the Distributor as evidenced by their execution hereof.

                                       SPIRIT OF AMERICA INVESTMENT FUND, INC.
                                       On behalf of Spirit of America Value Fund

                                               By: /s/ David Lerner
                                                  ------------------------------
                                                David Lerner, President

                                          SPIRIT OF AMERICA MANAGEMENT CORP.

                                               By: /s/ David Lerner
                                                  ------------------------------



                                          SSH SECURITIES, INC.


                                               By: /s/ David Lerner
                                                  ------------------------------
                                                David Lerner, President


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